October 6, 2010

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:           TC Power Management Corporation
File No.:  000-53232

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on October 6, 2010 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas